Exhibit 99.2

CFO Review of Third Quarter Fiscal Year 2012 Results

Avnet, Inc. Q3 Fiscal Year 2012 Summary

Revenue

		Year-over-Year Growth Rates
	Q3 FY12 Revenue	Reported Revenue	Pro forma Revenue(2)
	($ in millions)
Avnet, Inc.	$6,280.6	-5.9%	-8.1%
Excluding FX (1)		-4.9%	-7.1%

Electronics Marketing Total	$3,756.8	-4.3%	-10.0%
Excluding FX (1)		-3.1%	-8.9%
Americas	$1,458.4	10.8%	-0.4%
EMEA	$1,091.7	-17.8%	-17.9%
Excluding FX (1)		-14.2%	-14.3%
Asia	$1,206.7	-5.8%	-12.6%

Technology Solutions Total	$2,523.7	-8.1%	-5.2%
Excluding FX (1)		-7.3%	-4.3%
Americas	$1,369.6	-9.1%	-2.2%
EMEA	$744.8	-12.1%	-14.3%
Excluding FX (1)		-9.0%	-11.3%
Asia	$409.3	4.0%	—

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	Pro forma revenue as defined in this document.

•	Avnet, Inc. quarterly revenue of $6.3 billion declined 5.9% year over year on a reported basis.

•

On a sequential basis, pro forma sales decreased 7.2% (down 6.6% excluding the impact of changes in foreign currency exchange rates – “constant dollars”) which is at the low end of normal seasonality of down 4% to 7% in the March quarter. Both operating groups were at the low end of normal seasonality which was expected considering the current market and economic environment.

•

Year-over-year pro forma sales were down 8.1% (down 7.1% in constant dollars) primarily due to a double-digit decline in the EMEA region at both operating groups as a result of weaker market conditions as compared with a year ago.

•	Electronics Marketing (EM) quarterly revenue was $3.8 billion, a year-over-year decrease of 4.3%, and a sequential increase of 4.5% on a reported basis (up 5.5% in constant dollars).

•

Pro forma revenue was up 3.0% sequentially (up 3.9% in constant dollars), at the low end of normal seasonality of up 4% to 7% in the March quarter. The inventory correction that caused sequential revenue growth to be below normal seasonality for the past two quarters appears to be nearing an end as the book to bill continued to improve through the quarter in all three regions and was at parity for the quarter.

•

Pro forma year-over-year revenue growth was down 10.0% (down 8.9% in constant dollars) as the year ago quarter represented the fifth consecutive quarter of double-digit pro forma growth driven by the V-shaped recovery in electronic components. EMEA and Asia experienced double-digit year-over-year organic revenue declines while the Americas was essentially flat.

•	Technology Solutions (TS) revenue on a reported basis declined 8.1% year over year (down 7.3% in constant dollars) to $2.5 billion primarily due to a decline in the Americas and EMEA.

•	Double-digit year-over-year growth in industry standard servers and professional services was offset by a decline in microprocessors and other computing components.

•

Pro forma revenue declined 5.2% year over year (down 4.3% in constant dollars) driven primarily by a double-digit decline in the EMEA region due to general economic conditions impacting IT spending and, to a lesser extent, some portfolio actions around revenue selection.

•	Pro forma revenue decreased 19.0% sequentially (down 18.8% in constant dollars), which is within the range of typical seasonality of down 16% to 20%.

Gross Profit

	Three Months Ended
	March 31,	April 2,
	2012	2011	Change
	($ in millions)
Gross Profit	$753.8	$786.6	$(32.8)
Gross Profit Margin	12.0%	11.8%	21 bps

•	Gross profit dollars were $754 million, down 4.2% year over year and down 3.9% sequentially.

•

Gross profit margin of 12.0% was up 29 basis points sequentially primarily due to business mix as EM, which has higher gross profit margins than TS, represented a larger percentage of total sales in the March quarter.

•

TS gross profit margin was flat sequentially and increased 80 basis points year over year with EMEA and the Americas driving the improvement. In the EMEA region, gross profit margin improved over 100 basis points year over year for the third consecutive quarter due to the focus on improving the overall performance within this region including revenue selection.

•

EM gross profit margin was flat sequentially as the positive impact of a geographic mix shift to the higher gross profit higher margin EMEA region was offset by a decline in the Americas embedded business which benefited from a temporary lift in margins in hard disk drives (“HDD”) in the December quarter. On a year-over-year basis, EM gross profit margin declined 27 basis points primarily due to a geographic mix shift as the EMEA region represented a smaller percentage of total sales and, to a lesser extent, the transfer of the lower gross profit margin computing components from TS in the first fiscal quarter.

Operating Expenses

	Three Months Ended
	March 31,	April 2,
	2012	2011	Change
	($ in millions)
Selling, General and Administrative Expenses	$518.4	$529.6	$(11.2)
Selling, General and Administrative Expenses as % of Gross Profit	68.8%	67.3%	144 bps
Selling, General and Administrative Expenses as % of Sales	8.3%	7.9%	31 bps

•	Selling, general and administrative expenses (“SG&A expenses”) declined 2.1% year over year to $518 million, and were essentially flat with the December quarter on a reported basis.

•

On a pro forma basis, excluding currency, SG&A expenses declined 3.8%, or $21 million, as compared with a year ago and declined 1.8%, or $9.5 million, sequentially benefitting somewhat from the restructuring actions that have been taken in fiscal 2012.

•

SG&A expenses as a percentage of gross profit increased 144 basis points year over year as a 437 basis point decline at TS was offset by an increase at EM which had a near record low for this metric in the year ago quarter when the V-shaped recovery in components was near its peak. On a sequential basis, SG&A expenses as a percentage of gross profit increased 262 basis points as the typical seasonal increase which occurs at TS after its strong December quarter was somewhat offset by a 216 basis point decline at EM.

Operating Income

	Three Months Ended
	March 31,	April 2,
	2012	2011	Change
	($ in millions)
GAAP Operating Income	$216.8	$240.7	$(24.0)
Adjusted Operating Income (1)	$235.4	$257.0	$(21.6)
Adjusted Operating Income Margin (1)	3.8%	3.9%	-10 bps

Electronics Marketing (EM)
Operating income	$194.3	$224.8	$(30.5)
Operating income margin	5.2%	5.7%	-56 bps

Technology Solutions (TS)
Operating income	$67.9	$57.3	$10.6
Operating income margin	2.7%	2.1%	60 bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•	Adjusted operating income margin at the enterprise level of 3.75% declined 10 basis points and 21 basis points year over year and sequentially, respectively.

•

EM operating income margin decreased 56 basis points year over year and increased 31 basis points sequentially to 5.17%, within management’s target range of 5.0% to 5.5%. For the first nine months of fiscal 2012, EM’s operating income margin of 5.0% was at the low end of the target range even though the supply chain inventory correction had negatively impacted revenue growth during the first half of the fiscal year.

•

The year-over-year decline in operating income margin was consistent across all three regions as the year ago quarter was near recent peak levels, and above the target range, as the V-shaped recovery in electronic components was nearing an end.

•

The sequential improvement is primarily due to a significant improvement in the EMEA region driven by double-digit sales growth which was partially offset by a decline in the Americas region which had benefited from a temporary lift in margins in HDDs in the December quarter.

•

TS operating income margin increased 60 basis points year over year due to the continued focus on improving profitability and decreased 115 basis points sequentially, which is in line with the typical seasonal decline coming off the strong December quarter.

•

The most significant year-over-year improvement was in the EMEA region where there has been a continuing heavy emphasis on performance improvement and restructuring initiatives to accelerate progress towards our long-term goals. The Americas had an improvement in year-over-year operating income margin as well due to improved profitability across several product lines.

Avnet, Inc. Interest Expense, Other Income and Income Taxes

	Three Months Ended
	March 31,	April 2,
	2012	2011	Change
	($ in millions)
Interest Expense	$(23.6)	$(23.6)	$0.0
Other Income (expense)	$3.2	$2.3	$1.0

GAAP Income Taxes	$53.4	$62.1	$(8.8)
Adjusted Income Taxes (1)	$63.4	$66.0	$(2.6)
GAAP Effective Tax Rate	26.6%	29.2%	-259 bps
Adjusted Effective Tax Rate (1)	29.5%	28.0%	150 bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•	The adjusted effective tax rate was 29.5% in the third quarter as compared with 28.0% last year.

•

The GAAP effective tax rate declined 259 basis points year over year to 26.6% as the current quarter was favorably impacted by favorable audit settlements, releases of valuation allowances and releases of reserves.

Avnet, Inc. Net Income

	Three Months Ended
	March 31,	April 2,
	2012	2011	Change
	($ in millions, except per share data)
GAAP Net Income	$147.6	$151.0	$(3.5)
Adjusted Net Income (1)	$151.6	$169.7	$(18.1)

GAAP Diluted EPS	$1.00	$0.98	$0.02
Adjusted Diluted EPS (1)	$1.03	$1.10	$(0.07)

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•

Adjusted net income for the quarter was $152 million, or $1.03 per share on a diluted basis. This represents a year-over-year decrease in adjusted net income of 10.7% and a decrease in adjusted EPS of 6.4%. Sequentially, adjusted net income decreased 11.8% and adjusted EPS decreased 10.4% with approximately half of the $0.12 decline in EPS attributable to the temporary lift in margins in HDDs that positively impacted the December quarter.

•

GAAP net income for the quarter was $148 million, or $1.00 per share on a diluted basis. Included in GAAP net income is a total of $13.7 million after tax and $0.10 per share on a diluted basis related to restructuring, integration and other charges partially offset by a gain on bargain purchase of $4.5 pre- and after tax, or $0.03 per share on a diluted basis, related to the acquisition of Unidux Electronic Limited, a Singapore publicly traded company and $5.2 million of favorable tax adjustments, or $0.04 per share on a diluted basis, primarily related to the combination of favorable audit settlements, certain reserve releases and the release of a valuation allowance on deferred assets which were determined to be realizable.

Avnet, Inc. Returns

	Three Months Ended
	March 31,	April 2,	Net
	2012	2011	Change
Return on Working Capital (ROWC) (1)	24.1%	26.5%	-237 bps
Return on Capital Employed (ROCE) (1)	12.8%	15.1%	-226 bps

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•	Return on working capital (ROWC) for the quarter was 24.1%, a decrease of 237 basis points year over year and 195 basis points sequentially.

•

The year-over-year decrease was primarily due to the impact on profitability and working capital velocity from the decline in revenue at EM as a result of the supply chain’s inventory correction. The decline at EM was partially offset by a 564 basis point improvement at TS due to the continued focus on profitability and the benefits of restructuring activities noted above.

•

ROWC decreased 195 basis points sequentially as the typical decline at TS after its seasonally strong December quarter was partially offset by a 379 basis point improvement at EM which experienced both operating income margin and working capital velocity improvement sequentially. Through the first nine months of fiscal 2012, ROWC at TS is 520 basis points above the comparable period in fiscal 2011 as TS continues to benefit from the restructuring initiatives in underperforming parts of the portfolio.

•	Return on capital employed (ROCE) of 12.8% was down 226 basis points from the year ago quarter and decreased 146 basis points sequentially.

Working Capital & Cash Flow

	Three Months Ended
	March 31,	April 2,	Net
	2012	2011	Change
	($ in millions)
Working Capital (1)	$3,911.6	$3,807.9	$103.7
Working Capital Velocity (1)	6.4	6.9	-0.4

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•

Working capital increased $104 million, or 2.7% year over year due primarily to the impact of acquisitions. On a sequential basis, working capital increased $210 million or 5.7% due to a combination of higher organic working capital, acquisitions and the impact of foreign currency translation. The sequential increase in working capital was driven by a $330 million, or 9.3% decrease in accounts payable, partially offset by a decline in accounts receivable and inventory. In the March quarter, inventory declined $24 million sequentially in reported dollars and $82 million excluding the impact of acquisitions and foreign currency with EM contributing to 54%, or $44 million of the sequential decline.

•

Working capital velocity decreased 0.14 turns sequentially and declined 0.44 turns when compared with the year ago quarter. The sequential decline was primarily driven by the seasonal decline at TS after its strong December quarter partially offset by a 0.46 increase at EM.

•

Cash flow from operations was $24 million for the quarter as net income adjusted for non-cash items was partially offset by the increase in working capital related to the decline in accounts payable. On a rolling four quarter basis, cash flow generated from operations was $551 million.

•	Cash and cash equivalents at the end of the quarter was $940 million; net debt (total debt less cash and cash equivalents) was $1.18 billion.

•

During the quarter, 710,000 shares were repurchased under the recently authorized $500 million share repurchase program for an aggregate cost of $22.9 million. Since the program started in mid-August 2011 through the end of the third quarter; 8.77 million shares have been repurchased for an aggregate cost of $248.8 million.

Risk Factors

The discussion of Avnet’s business and operations should be read together with the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties discussed in the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. These risks and uncertainties have the potential to affect Avnet’s business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•

ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, impairment charges and other items) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Third Quarter Fiscal 2012

	Third Quarter Ended Fiscal 2012
	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$216,774	$200,923	$147,562	$1.00
Restructuring, integration and other charges	18,609	18,609	13,692	0.10
Gain on bargain purchase	—	(4,460)	(4,460)	(0.03)
Income tax adjustments	—	—	(5,168)	(0.04)

Total adjustments	18,609	14,149	4,064	0.03

Adjusted results	$235,383	$215,072	$151,626	$1.03

Items impacting the third quarter of fiscal 2012 consisted of the following:

•

restructuring, integration and other charges of $18.6 million pre-tax related to cost reduction actions initiated during the third quarter and acquisition and integration charges associated with acquired businesses. The charges consisted of $6.7 million for severance, $3.1 million for facility exit costs and fixed asset write downs, $4.0 million for integration costs, $4.2 million for acquisition transaction costs, $1.4 million for other restructuring charges, and a reversal of $0.8 million to adjust prior year restructuring reserves;

•	a gain on the bargain purchase of $4.5 million pre- and after tax related to the acquisition of Unidux Electronics Limited (Singapore) for which the gain was not taxable; and

•

an income tax adjustment of $5.2 million related primarily to the combination of favorable audit settlements, certain reserve releases and the release of a valuation allowance on deferred tax assets which were determined to be realizable.

Third Quarter Fiscal 2011

	Third Quarter Ended Fiscal 2011
	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$240,737	$213,161	$151,031	$0.98
Restructuring, integration and other charges	16,273	16,273	11,887	0.08
Loss on investments	—	6,308	3,857	0.02
Income tax adjustments	—	—	2,959	0.02

Total adjustments	16,273	22,581	18,703	0.12

Adjusted results	$257,010	$235,742	$169,734	$1.10

Items impacting the third quarter of fiscal 2011 consisted of the following:

•

Restructuring, integration and other charges of $16.3 million pre-tax which were incurred primarily in connection with the acquisition and integration of acquired businesses and consisted of $4.4 million pre-tax for severance, $3.3 million pre-tax for facility exit related costs, fixed asset write downs and other related charges, $8.0 million pre-tax for integration-related costs, $3.5 million pre-tax for transaction costs associated with acquisitions, $0.9 million pre-tax for other charges, and a reversal of $3.8 million pre-tax to release liabilities associated with a prior acquisition and to adjust prior year restructuring reserves;

•	Loss on investments of $6.3 million pre-tax related to the write down of investments in smaller technology start-up companies; and

•	Income tax adjustments of $3.0 million primarily related to uncertainty surrounding deferred tax assets, additional transfer pricing exposure and audit settlements.

Pro Forma (Organic) Revenue

Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2011; (ii) the impact of a fiscal 2011 divestiture by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of fiscal 2011; and (iii) the impact of a transfer of the Latin America computing components business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2012, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $123 million in the third quarter of fiscal 2011. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.

	Revenue as Reported	Acquisition / Divested Revenue	Pro forma Revenue
	(in thousands)
Q1 Fiscal 2012	$6,426,006	$121,731	$6,547,737
Q2 Fiscal 2012	6,693,573	86,014	6,779,587
Q3 Fiscal 2012	6,280,557	11,824	6,292,381

YTD Fiscal year 2012	$19,400,136	$219,569	$19,619,705

Q1 Fiscal 2011	$6,182,388	$133,550	$6,315,938
Q2 Fiscal 2011	6,767,495	64,580	6,832,075
Q3 Fiscal 2011	6,672,404	176,564	6,848,968
Q4 Fiscal 2011	6,912,126	192,075	7,104,201

Fiscal year 2011	$26,534,413	$566,769	$27,101,182

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below. The preceding table also reflects the divestiture of New ProSys Corp. which occurred in January 2011.

Acquired Business	Operating Group	Acquisition Date
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
itX Group Ltd	TS	January 2011
Amosdec	TS	July 2011
Prospect Technology	EM	August 2011
JC Tally Trading & subsidiary	EM	August 2011
DE2	EM	November 2011
Round2 Tech	EM	January 2012
Unidux Electronics Limited (Singapore)	EM	January 2012
Canvas Systems	TS	January 2012
Pinnacle Data Systems	EM	January 2012
Acquisition of controlling interest in a non-wholly owned entity	EM	January 2012

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity (dollars in thousands).

			Q3 FY 12	Q3 FY 11
Sales			$6,280,557	$6,672,404
Sales, annualized	(a	)	25,122,226	26,689,616

Adjusted operating income (1)			235,383	257,010
Adjusted operating income, annualized	(b	)	941,532	1,028,042
Adjusted effective tax rate (2)			29.35%	27.97%
Adjusted operating income, net after tax	(c	)	665,193	740,499

Average monthly working capital (3)
Accounts receivable			$4,542,093	$4,588,626
Inventory			2,540,034	2,587,019
Accounts payable			(3,172,879)	(3,288,341)

Average working capital	(d	)	3,909,248	3,887,305

Average monthly total capital (3)	(e	)	5,179,911	4,903,072

ROWC = (b) / (d)			24.08%	26.45%
WC Velocity = (a) / (d)			6.43	6.87
ROCE = (c ) / (e)			12.84%	15.10%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.
(2)	Adjusted effective tax rate is based upon a year-to-date (full fiscal year rate for FY11) calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.
(3)	For averaging purposes, the working capital and total capital for Bell Micro was included as of the beginning of fiscal 2011.